UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

_____________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2016

TG Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32639 (Commission File Number)	36-3898269 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(212) 554-4484

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On May 27, 2016, TG Therapeutics, Inc. (the “Company”) entered into a sub-license agreement (the “Agreement”) with Checkpoint Therapeutics, Inc. (“Checkpoint”), a subsidiary of Fortress Biotech, Inc. (“Fortress”), as part of a broader agreement with Jubilant Biosys Limited (“Jubilant”) for the development and commercialization of Jubilant's novel BET inhibitor program in the field of hematological malignancies. Checkpoint will develop and commercialize these small molecule inhibitors in solid tumors. The BET inhibitor program is the subject of an exclusive, worldwide license agreement pursuant to which Checkpoint in-licensed from Jubilant a family of patents covering compounds that inhibit BRD4, a member of the BET (Bromodomain and Extra Terminal) domain for cancer treatment.

Under the terms of the Agreement, the Company will pay an up-front licensing fee of $1,000,000 (which represents 50% of the up-front licensing fee due to Jubilant from Checkpoint) and make additional payments contingent on certain preclinical, clinical, and regulatory milestones, including commercial milestones totaling up to approximately $177,000,000 and a single-digit royalty on net sales.  The Company will also provide funding to support certain targeted research efforts at Jubilant. The license will terminate on a country-by-country basis and licensed product-by-licensed product basis until the royalty term in such country with respect to such licensed product expires. The royalty term, on a country-by-country and product-by-product basis, is the period commencing from the first commercial sale of a given licensed product in such country and ending on the expiry of the last-to-expire licensor patent containing a valid claim covering such licensed product in such country.

Mr. Michael S. Weiss, the Company’s Executive Chairman, Interim CEO and President holds equity interests in Fortress, Checkpoint and the Company. Therefore, Mr. Weiss may derive an indirect benefit from the Agreement through Fortress, Checkpoint and the Company. In addition, Mr. Weiss is the Executive Vice Chairman of Fortress and the Executive Chairman of Checkpoint.

The terms of the Agreement were reviewed by the Company’s Audit Committee and Board of Directors, as were the interests of Mr. Weiss. Thereafter, the Board of Directors, including the independent members thereof, unanimously approved the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TG Therapeutics, Inc.
(Registrant)

Date: June 2, 2016

	By:	/s/ Sean A. Power
Sean A. Power
Chief Financial Officer